                         [Harmonic Research Letterhead]




August 3, 1999


Mr. George R. Jensen, Jr.
Chairman & CEO
USA Technologies, Inc.
200 Plant Avenue
Wayne, PA 19087-3520


Dear George:

Harmonic Research extends our warmest congratulations to you and your staff on the closing of the recent $4,600,000 financing. We believe that USA Technologies, Inc. possesses the kind of "transformational" technology which we have made the strategic focus of our investment banking effort. We are also confident that you management team has the skills and drive necessary to fully exploit its commercial potential.

It is in that light that we agree to extend the contractual relationship as defined by the consulting agreement dated February 26, 1999 as amended March 10, 1999 between Harmonic Research, Inc. and USA Technologies, Inc. for an additional three (3) months commencing September 1, 1999.

As compensation, USA Technologies, inc. agrees to pay Harmonic Research, Inc. an aggregate of $15,000 payable at the rate of $5,000 per month for the consulting period commencing September 1, 1999 to December 1, 1999 and to grant Harmonic Research, Inc. 150,000 two-year fully vested warrants executable at $2.50 whose underlying stock is to be registered by October 1, 1999. Harmonic Research represents and warrants to USA Technologies, Inc. that it is an accredited investor as such term is defined in Rule 501 of the Securities Act of 1933.

We look forward to our continued and mutually rewarding relationship.

Very truly yours,


Harmonic Research, Inc.


By:  /s/ Mason Sexton
     ----------------------------------
     Mason Sexton
     Chairman

AGREED TO AND ACCEPTED:
USA Technologies, Inc., hereby accepts the terms and provisions of, and agrees to be bound by the terms and provisions of the foregoing letter, as of this 3rd day of August, 1999.


By:  /s/ George R. Jensen
     -----------------------------------
     Mr. George R. Jensen, Jr.
     Chairman & CEO